                                                                   EXHIBIT 10.5

                                    SUBLEASE

         THIS AGREEMENT made as of the 9th day of June, 1996, between AMERICAN HEALTHCORP, INC., a Delaware corporation, having an office at One Burton Hills Boulevard, Nashville, Tennessee 37215 hereinafter referred to as "Landlord",

                                     -and-

AMSURG CORP., a Tennessee corporation, having an office at One Burton Hills Boulevard, Nashville, Tennessee 37215 hereinafter referred to as "Tenant",


         WHEREAS, Landlord, as lessee, entered into a sublease with Primus Automotive Financial Services, Inc., as lessor, dated December 22, 1995, leasing certain space on the third floor of the building at One Burton Hills Boulevard, Nashville, Tennessee known as Burton Hills, Phase I, which sublease is hereinafter referred to as the "Prime Lease" until it expires on March 15, 1997; and

         WHEREAS, Landlord, as lessee, entered into a lease with Massachusetts Mutual Life Insurance Company, as lessor, dated June 20, 1985, as amended by instruments dated August 1, 1986, January 31, 1990, and June 30, 1994, which lease will be amended further to include said third floor space beginning March 16, 1997, and which lease is hereinafter referred to as the "Prime Lease" from and after March 16, 1997; and

         WHEREAS, the parties hereto have agreed that Landlord shall sublet approximately 15,417 square feet of such space to Tenant;

        NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

         1. Landlord hereby leases to Tenant the 15,417 square feet, more or less, of the space on the third floor of said building, shown on Exhibit A attached hereto and made a part hereof, beginning on June 9, 1996, and ending on December 31, 1999, unless sooner terminated in accordance herewith, yielding and paying to Landlord a rent at the rate set forth on the attached Exhibit B.

         Tenant shall pay the rent and additional rent provided for hereunder in equal monthly installments in advance and without demand on the first day of each and every month during the term.

         2. The demised premises shall be used for offices and for no other purpose.

         3. Tenant shall not assign this lease nor sublet the demised premises in whole or in part and shall not permit Tenant's interest in this lease to be vested in any third party by operation of law or otherwise.

         4. If Landlord shall be charged for additional rent or other sums with respect to the demised premises pursuant to the provisions of the Prime Lease, Tenant shall be liable for 78.31% of such additional rent or sums. If any such rent or sums shall be due to additional use by Tenant of electrical current in excess of Tenant's proportionate part of additional use in the premises demised under the Prime Lease, such excess shall be paid in entirety by Tenant. If Tenant shall procure any additional services from the building, such as alterations or after-hour air conditioning, Tenant shall pay for same at the rates charged therefor by the Prime Landlord and shall make such payment to the Landlord or Prime Landlord, as Landlord shall direct.

         Landlord may also make certain leasehold improvements from time to time for the benefit of Tenant. The parties will agree from time to time on additional payments to be made to Landlord by Tenant to reimburse Landlord for such improvements.

         Any rent or other sums payable by Tenant under this Article 4 shall be additional rent and collectable as such. If Landlord shall receive any refund of additional rent, Tenant shall be entitled to the return of so much thereof as shall be attributable to prior payments by Tenant.

         5. This lease is subject to and subordinate to the Prime Lease. Except as may be inconsistent with the terms hereof, all the terms, covenants, and conditions in the Prime Lease contained shall be applicable to this Agreement with the same force and effect as if Landlord were the lessor under the Prime Lease and Tenant were the lessee thereunder; and in case of any breach hereof by Tenant, Landlord shall have all the rights against Tenant as would be available to the lessor against the lessee under the Prime Lease if such breach were by the lessee thereunder.

         6. Notwithstanding anything herein contained, the only services or rights to which Tenant is entitled hereunder are those to which Landlord is entitled under the Prime Lease and that for all such services and rights Tenant will look to the lessor under the Prime Lease.

         7. Tenant shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the lessor under the Prime Lease, and Tenant shall indemnify and hold Landlord harmless from and against all claims of any kind whatsoever by reason of any breach or default on the part of Tenant by reason of which the Prime Lease may be terminated or forfeited.

         8. Tenant represents that it has read and is familiar with the terms of the Prime Lease.

         9. All prior understandings and agreements between the parties are merged within this Agreement, which alone fully and completely sets forth the understanding of the parties; and this lease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.

         10. Any notice or demand which either party may or must give to the other hereunder shall be in writing and delivered personally or sent by certified mail to the addresses set forth above. Either party may, by notice in writing, direct that future notices or demands be sent to a different address.

         11. The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, the Tenant, and their respective executors, administrators, successors, and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused these present to be executed as of the day and year first above written.

                                        AMERICAN HEALTHCORP, INC.

                                        By:  /s/ Henry D. Herr
                                           -------------------------------------
                                        Its: Executive Vice President
                                            ------------------------------------

                                        AMSURG CORP.

                                        By:  /s/ Ken P. McDonald
                                           -------------------------------------
                                        Its: President
                                            ------------------------------------

                                   EXHIBIT B

      Period             Monthly Base Rental Rate    Total Base Rent Due for Period
      ------             ------------------------    ------------------------------
From            To
------------------
06/10/96 - 06/30/96        $22,481.82 X 20/30                  $ 14,987.88
07/01/96 - 02/28/97         22,481.82 X 8 mos.                  179,854.56
03/01/97 - 03/15/97         22,481.82 X 15/31                    10,878.30
03/16/97 - 03/31/97         21,839.48 X 16/31                    11,271.99
04/01/97 - 12/31/97         21,839.48 X 9 mos.                  196,555.32
01/01/98 - 12/31/98         22,481.82 X 12 mos.                 269,781.87
01/01/99 - 12/31/99         23,124.16 X 12 mos.                 277,489.92
                                                               -----------
                                                               $960,819.84